UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2019

Aramark

(Exact name of registrant as specified in its charter)

Delaware	001-36223	20-8236097
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Market Street Philadelphia, Pennsylvania		19103
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code): (215) 238-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	ARMK	New York Stock Exchange

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2019, Aramark (the “Company”) announced that Eric J. Foss has stepped down from his role as Chairman, President and Chief Executive Officer, effective as of August 25, 2019. Mr. Foss will continue as an Executive Advisor to the Company until October 2, 2019, at which time Mr. Foss will retire. On August 25, 2019, the Board of Directors of the Company (the “Board”) approved the terms of Mr. Foss’s separation from service, as described below.

Also on August 25, 2019, the Board (1) appointed Stephen I. Sadove as Chairman of the Board, (2) accepted Stephen I. Sadove’s resignation as Chair of the Compensation and Human Resources Committee of the Board and appointed Lisa G. Bisaccia, a current member of the Board, as Chair of the committee in place of Mr. Sadove, and (3) established an Office of the Chairman and appointed Stephen I. Sadove, Stephen Bramlage, Jr., Lynn McKee and Lauren Harrington to serve in the Office of the Chairman. The Office of the Chairman will have the authority delegated to it by the Board from time to time until a successor Chief Executive Officer of the Company is appointed by the Board.

On August 25, 2019, Mr. Foss and the Company entered into a letter agreement (the “Letter Agreement”) setting forth the terms of Mr. Foss’s separation from service, which is being treated as a termination without “cause” under the Noncompete Agreement (as defined below). As described in the Letter Agreement, in accordance with the terms of the Agreement Relating to Employment and Post-Employment Competition between the Company and Mr. Foss dated May 7, 2012, as amended June 25, 2013 (the “Noncompete Agreement”) and certain outstanding equity award agreements with the Company pursuant to which Mr. Foss has previously received equity awards, as applicable, and subject to Mr. Foss’s continued compliance, for two years after his separation from service, with restrictive covenants contained in the Noncompete Agreement and certain Equity Awards, Mr. Foss will: (i) receive an amount equal to (x) 24 months of his base salary totaling $3,400,000, plus (y) two times his annual bonus that is actually payable for the 2019 fiscal year, with such bonus to be determined based on actual performance of Financial Objectives , in each case payable in regular installments over the 24 months following his separation from service; (ii) receive his full 2019 annual bonus, with such bonus to be determined based on actual performance of Financial Objectives, payable when 2019 bonuses would otherwise be paid; (iii) receive Company-paid medical and life insurance having an estimated total value equal to $88,494 and automobile allowance totaling $48,000, in each case over the 24 months following his separation from service; (iv) be entitled to vesting of two additional tranches of outstanding time-vesting stock options and one additional year of vesting of outstanding time-vesting restricted stock units; and (v) be eligible to continue to vest in certain performance-based equity awards to the extent performance is achieved under the applicable equity awards, either in full or in part depending on the grant date of the equity award, in accordance with the terms thereof. Mr. Foss is also required to execute a release of claims in order to receive, among other things, the cash payments under the Noncompete Agreement, as described above.

The foregoing summary description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached as Exhibit 10.1 and incorporated by reference.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(d)	Exhibits. The following exhibits are filed as part of this report:

10.1	Letter Agreement, dated as of August 25, 2019, by and between Eric J. Foss and Aramark.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2019

Aramark

By:	/s/ STEPHEN P. BRAMLAGE, JR.
Name:	STEPHEN P. BRAMLAGE, JR.
Title:	Executive Vice President and Chief Financial Officer